Exhibit 99.1

AmREIT Reports Second Quarter Earnings and FFO

          HOUSTON, Aug. 7 /PRNewswire-FirstCall/ -- AmREIT (Amex: AMY), a Houston-based real estate development and operating company that has elected to be taxed as a real estate investment trust, announced today financial results for the second quarter 2006.  Following are the financial highlights:

*

Funds from Operations (FFO) available to our Class A common shareholders for the second quarter 2006 were $516,000, or $0.08 per share, which is within our second quarter 2006 guidance of $0.06 to $0.10 per share.  This compares to second quarter 2005 reported FFO of $615,000 or $0.14 per share;

*	Operating revenues for the second quarter 2006 increased 93% to $13.3 million as compared to $6.9 million for the same period in 2005;

*

Net loss available to our Class A common shareholders for the second quarter 2006 was a loss of $1.7 million, or ($0.26) per share.  This compares to our second quarter 2005 reported net loss of $310,000 or ($0.07) per share;

*	The Board of Trust Managers declared a quarterly dividend of $0.1242 per Class A common share for the third quarter 2006, which will be paid out on a monthly basis;

*	Real estate investments before depreciation increased from $290 million as of December 31, 2005 to $310 million as of June 30, 2006;

*

Total assets owned by the merchant development funds in our asset advisory business increased by $9 million during the quarter and as of June 30, 2006 have a book value of approximately $149 million; and

*	AmREIT joined the Russell Microcap(TM) Index when the Russell Investment Group reconstituted its family of U.S. indexes on June 30, 2006.

          Total FFO available to all common shareholders for the second quarter was $3.4 million and dividends paid to all classes of common shareholders equaled $4.2 million.  This compares to the same quarter in 2005 where we reported FFO available to all common shareholders of $2.7 million and dividends paid to all classes of common shareholders of $2.8 million.  We anticipate that total FFO available to all common shareholders for 2006 will be $16.5 million and total dividends paid to all classes of common shareholders are anticipated to be $14.8 million.  Management's long term goal is to grow the portfolio activities such that the FFO generated from the portfolio will cover dividends paid to all classes of stock.  For 2006, the portfolio is estimated to cover 92% of the dividends paid.

          AmREIT operates three distinct businesses:  First, as a real estate development and operating company we create value by providing construction, development, acquisition, disposition, brokerage, leasing and property management services to our own portfolio, to third parties, and to our affiliated asset advisory group.  Second, our asset advisory business raises private capital for our merchant development partnership funds.  Finally, we own a portfolio of Irreplaceable Corners(TM) that provides a solid foundation for our revenue growth through its steady stream of rental income.  These three segments collectively contribute to our overall financial growth and earnings.

          "Our second quarter results are on track and in accordance with our guidance, however, they also underscore the transactional nature of our operating platform," said Chad C. Braun, AmREIT's chief financial officer. "Based on our current period results, we are affirming our annual FFO guidance of $0.71 to $0.77 per Class A common share, and are announcing FFO guidance for the third quarter ended September 30, 2006 of $0.18 to $0.22 per Class A common share."

           Real Estate Development and Operations

          Our real estate development and operating business generated $1.3 million (including discontinued operations and net of construction expense) in total revenue during the second quarter, down 13% as compared to the $1.5 million generated in the second quarter of 2005.  The decrease in the real estate development and operating business is due to timing of transactional activities, and we anticipate this business to generate total 2006 revenues of $10.5 million (net of construction expense), a 35% expected annual increase over 2005.

          Expenses associated with this line of business for the second quarter were approximately $1.7 million, resulting in net loss to our class A common shares of $363,000.

          The real estate development and operating business reduced FFO available to Class A common shares by approximately $370,000, or ($0.06) per share for the quarter.  Anticipated FFO per Class A common share for 2006 from this segment is budgeted at $0.13 to $0.15 a share, or approximately 18% of total 2006 budgeted FFO.  This business is transactional and the timing of these contributions from quarter to quarter is hard to predict.

          Our pipeline of development and re-development opportunities for third parties and for our asset advisory group includes approximately 1.0 million square feet under various stages of development and an additional 300,000 square feet in various stages of pre-development.  Together, this represents over $136 million in active development and re-development projects.  Of this, 662,000 square feet is scheduled for completion in 2006.

           Asset Advisory Business

          For 21 years we have been raising private capital for our real estate merchant development partnership funds and building relationships in the financial planning community, earning fees and sharing in profits from those activities.  To date we have sponsored six actively-managed income and growth funds.  Prior to 2006, the first two actively managed funds have substantially liquidated and generated profits for investors and back end profit participation to the general partners.

          The remaining four funds are anticipated to enter liquidation phases in 2008, 2010, 2011 and 2012, respectively.  As these funds enter into liquidation, similar to the first two actively-managed funds, we expect to receive economic benefit from our profit participation after certain preferred returns have been paid to the partnerships' limited partners.

          As of June 30, 2006, we had a combined $85 million in equity capital under management in our four active funds, and we anticipate increasing the equity under management in these funds to $120 million by year end.  For the quarter, this group generated total revenues of $1.7 million, with $1.4 million related to our securities operations and securities commissions earned on sales of units in our merchant development funds and $351,000 related to recurring asset management fees and general partner interests.  We anticipate asset management fees in 2006 to increase 88% over 2005 to $930,000.

          For the quarter, expenses associated with this line of business were approximately $1.8 million, comprised of $1.1 million in securities commission expense and $716,000 of general and administrative expense.  The result was a net loss to our Class A common shares of $74,000.

          The asset advisory group reduced FFO available to Class A common shares by approximately $35,000, or ($0.005) per share for the quarter.  Anticipated FFO per Class A common share for 2006 from this segment is budgeted at $0.02 to $0.03 a share, or approximately 2% of total 2006 FFO.  The asset advisory group is anticipated to increase its contribution to FFO as we grow equity under management from the current $85 million to an anticipated critical mass of $250 million within the next twenty-four months.  As our existing funds enter into liquidation, they can produce general partner back-end profit participation interests, which can provide additional contributions to FFO.

         Portfolio of Irreplaceable Corners

          Our portfolio acts as the primary source of recurring income to our business model, contributing approximately 74% in total revenues (net of construction expense), and consists of premier retail properties typically located on "Main and Main" intersections in high-traffic, highly populated affluent areas.  As of June 30, 2006, we owned 48 properties, with approximately 85% of our rental income coming from properties located in major Texas metropolitan areas.  83% of the portfolio consists of multi-tenant, grocery anchored and lifestyle shopping centers.  The remaining 17% comes primarily from single tenant, parent company guaranteed leased properties.

          The portfolio generated $8.5 million in total revenue during the second quarter of 2006, up 49% as compared to the $5.7 million generated for the same period in 2005.  We anticipate this business to generate total 2006 revenues of $33 million, a 44% annual increase over 2005.

          Expenses associated with our portfolio were approximately $6.8 million, comprised of $2.1 million in property expenses, $2.4 million in depreciation and amortization, $1.8 million in interest expense and $455,000 in general and administrative expense.  Revenues were further reduced by $2.9 million due to the allocation of dividends from our non-traded shares on a pro-rata basis based on net income contribution of the segment, resulting in a net loss to our Class A common shares of $1.2 million.

          FFO contributions from the portfolio totaled approximately $921,000 or $0.15 per Class A common share for the quarter.  Anticipated FFO available to Class A common shares for 2006 from this segment is budgeted at $0.56 to $0.59 per share, or approximately 81% of total 2006 FFO.  We believe this is a recurring and dependable income stream that will support the monthly dividends, and we strive to have the portfolio cover 100% of the dividends paid to all classes of common shares.

          Our overall occupancy as of June 30, 2006 was approximately 96%.

          AmREIT updates annual earnings guidance on a quarterly basis.

           Conference Call

          AmREIT will hold its quarterly conference call to discuss second quarter 2006 results Tuesday, August 8th, at 2:00 pm Central Time (3:00 pm Eastern Time).  Interested parties are encouraged to access the live webcast by visiting the investor relations page of AmREIT's website at http://www.amreit.com .  The dial-in number for the call is 1-877-407-8031. The call will also be available for replay for 60 days by dialing 1-877-660-6853, account number 286, ID number 208355.

          The company has published additional forward-looking statements in its second quarter 2006 supplemental information package that may help investors estimate earnings for 2006.  A copy of the company's second quarter 2006 supplemental information will be available on the company's web site at http://www.amreit.com or by written request to Debbie Lucas, Investor Relations, AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.  The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended June 30, 2006.  AmREIT may, but assumes no obligation to, update information in the supplemental package from time to time.

          About AmREIT

          AmREIT is a growing real estate company that has delivered results to our investors for 21 years.  Our mission is to establish a real estate business that can realize growth in income in any market cycle -- a company with strong earnings power from multiple sources.  This mission has led us into three distinct businesses.  First, as a real estate development and operating company, we construct, develop, acquire, dispose of, broker, lease and manage properties for our shareholders as well as for our asset advisory group and third parties.  Second, we have an asset advisory group which raises private capital for and generates fees from our merchant development partnership funds.  And third, we own a portfolio of "Irreplaceable Corners(TM)" -- premier retail properties in high-traffic, highly populated areas -- which are held for long-term value and provide a steady stream of rental income.  As of June 30, 2006, AmREIT has over 1 million square feet of retail centers in various stages of development or in the pipeline for both our advisory group and for third parties.  As of June 30, 2006, our total assets were $331 million and our asset advisory group managed an additional $149 million in total assets.

          In addition to historical information, this press release contains forward-looking statements under the federal securities law.  These statements are based on current expectations, estimates and projections about the industry and markets in which AmREIT operates, management's beliefs and assumptions made by management.  Past performance is not indicative of future returns.  Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

          For more information, call Debbie Lucas, Vice President Investor Relations & Corporate Communications or Chad Braun, Chief Financial Officer of AmREIT, at (713) 850-1400.  AmREIT is online at http://www.amreit.com .

(Tables to Follow)

Operating Results
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Revenues:
Rental income from operating leases	$7,487	$4,482	$13,460	$8,393
Earned income from direct financing leases	508	508	1,015	1,015
Real estate fee income	—	58	751	294
Real estate fee income - related party	910	957	1,677	1,715
Construction revenues	319	124	940	124
Construction revenues - related party	2,623	341	3,796	341
Securities commission income - related party	1,227	271	2,618	271
Asset management fee income - related party	186	120	344	237
Total revenues	13,260	6,861	24,601	12,390
Expenses:
General and administrative	2,250	1,346	4,128	2,505
Property expense	2,162	937	3,185	1,630
Construction expense	2,609	302	4,284	302
Legal and professional	278	461	576	891
Real estate commissions	—	13	540	166
Securities commissions	1,082	236	2,339	236
Depreciation and amortization	2,391	1,324	4,573	2,360
Total expenses	10,772	4,619	19,625	8,090
Operating income	2,488	2,242	4,976	4,300
Other income (expense):
Interest and other income	232	107	467	156
Income from merchant development funds and other affiliates	208	82	306	113
Federal income tax expense (benefit) for taxable REIT subsidiary	180	(147)	263	(157)
Interest expense	(2,090)	(1,480)	(3,833)	(2,975)
Minority interest in income of consolidated joint ventures	(38)	(34)	(80)	(73)
Income before discontinued operations	980	770	2,099	1,364
Income from discontinued operations	266	96	234	859
Gain on sale of real estate acquired for resale	7	871	12	872
Net income	1,253	1,737	2,345	3,095
Distributions paid to class B, C and D shareholders	(2,914)	(2,047)	(5,820)	(3,679)
Net loss available to class A shareholders	$(1,661)	$(310)	$(3,475)	$(584)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Reconciliation of Net Income (loss) before discontinued operations to Funds From Operations ("FFO"):
Income (loss) before discontinued operations	$980	$770	$2,099	$1,364
Income from discontinued operations	273	967	246	1,731
Depreciation - from operations	2,425	1,178	4,589	2,072
Depreciation - from discontinued operations	6	62	16	136
Adjustments for non-consolidated affiliates	39	29	69	44
Gain on sale of real estate held for investment	(293)	(344)	(286)	(595)
Class B, C and D distributions	(2,914)	(2,047)	(5,820)	(3,679)
FFO available to class A shares	$516	$615	$913	$1,073
Basic and Diluted Per Class A Share Data:
Loss before discontinued operations	$(0.30)	$(0.29)	$(0.59)	$(0.59)
Income from discontinued operations	$0.04	$0.22	$0.04	$0.44
Net loss	$(0.26)	$(0.07)	$(0.55)	$(0.15)
FFO	$0.08	$0.14	$0.14	$0.27
Distributions per class A share	$0.12	$0.12	$0.24	$0.24
Distributions per class B, C and D share	$0.52	$0.52	$1.04	$1.04
Share Data:
Weighted average class A common shares used to compute net income per share, basic and diluted	6,347,818	4,434,676	6,339,390	3,955,514

Market Capitalization Table

	Number of Shares	Price	Market Equity

Common Shares Outstanding (6/30/06)
Class A, net of treasury shares	6,313,839	$7.18	45,333,364
Class B	2,099,516	$7.18	15,074,525
Class C (priced at par value)	4,161,562	$10.00	41,615,620
Class D (priced at par value)	11,103,118	$10.00	111,031,180
Total	23,678,035		213,054,689

Balance Sheet Highlights
(in thousands)

	June 30, 2006	December 31, 2005

	(Unaudited)
Real estate investments before accumulated depreciation	$309,891	$290,097
Real estate held for investment, net	262,508	241,301
Net investment in direct financing leases	19,208	19,212
Real estate held for resale, net	—	3,569
Total assets	330,646	314,971
Notes payable	136,741	114,687
Total liabilities	147,632	126,510
Minority interest	1,147	1,176
Total shareholders' equity	181,867	187,285

Non-GAAP Financial Disclosure

          This press release contains certain non-GAAP financial measures that management believes are useful in evaluating an equity REIT's performance. AmREIT's definitions and calculations of non-GAAP financial measures may differ from those used by other equity REIT's, and therefore may not be comparable.  The non-GAAP financial measures should not be considered as an alternative to net income as an indication of our operating results, or to net cash provided by operating activities as a measure of our liquidity.

          AmREIT considers FFO to be an appropriate measure of the operating performance of an equity REIT.  The National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. AmREIT calculates its base FFO in accordance with this definition.  The Company considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company's real estate between periods, or as compared to different companies.  FFO is not defined by GAAP and should not be considered as an alternative to net income as an indication of our operating performance or to net cash provided by operating activities as a measure of our liquidity.  FFO and adjusted FFO as disclosed by other REITs may not be comparable to AmREIT’s calculation.

          Projected FFO is calculated in a method consistent with historical FFO, and AmREIT considers projected FFO to be an appropriate supplemental measure when compared with projected EPS.  A reconciliation of the projected FFO to projected EPS per share is provided below:

	Projected 2006 Range		Historical 12/31/05

	High	Low

Net (loss)/income available to class A shareholders	$(0.53)	$(0.59)	$0.17
Depreciation and amortization	1.35	1.35	1.18
Less gain on sale of real estate	(0.05)	(0.05)	(0.65)
FFO available to class A shareholders	0.77	0.71	0.70

           FOR INFORMATION CONTACT:
          Debbie Lucas (dlucas@amreit.com )
          AmREIT, (713) 850-1400

SOURCE AmREIT
           -0-                                                                08/07/2006
           /CONTACT:    Debbie Lucas of AmREIT, +1-713-850-1400, or dlucas@amreit.com /
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